Exhibit 99.(a)(1)(C)

FREQUENTLY ASKED QUESTIONS: SECTION 409A

Q1: What questions and answers can I find below regarding the Offer?

General Questions about Section 409A and the Offer

Q2: Why is Altera making the Offer?

Q3: What is Section 409A?

Q4: What happens if options are deemed to be deferred compensation under Section 409A?

Q5: What is the Offer?

Q6: Which Altera stock options are subject to the Offer?

Q7: What is the Eligible Portion of my Eligible Option Grant?

Q8: Am I an Eligible Optionee?

Q9: Are optionees resident outside the United States eligible to participate in the Offer?

Q10: Did any portion of my Eligible Option Grant vest after December 31, 2004?

Q11: Why is Altera making this Offer if you believe that the Eligible Portion of my Eligible Option Grant is not subject to Section 409A?

Q12: If I choose not to participate in the Offer and the IRS later audits me and takes the position that the Eligible Portion of the Eligible Option Grant is subject to Section 409A, will Altera pay for any expenses or penalties that I incur as a result of the audit?

Q13: Does the Offer apply to shares of Altera common stock that I currently own?

Q14: What happens to the portion of my Eligible Option Grant that was vested as of December 31, 2004?

Q15: Will the exercise price of my Eligible Option Grant change if I participate in the Offer?

Q16: Will the number of shares subject to my Eligible Option Grant change if I participate in the Offer?

Q17: Why am I receiving this Offering Memorandum? Why does this Offering Memorandum refer to the “tendering” of my Eligible Option Grants? What does “tender” mean?

Q18: Can I elect to increase the exercise price of my Eligible Option Grants instead of selecting an Amended Exercise Schedule?

Questions About Selecting a Chosen Exercise Year

Q19: Who selects the “Chosen Exercise Year”?

Q20: Can I pick more than one Chosen Exercise Year?

Q21: Can I pick 2007 as my Chosen Exercise Year?

Q22: What happens if I pick the year in which my Eligible Option Grant will expire as my Chosen Exercise Year?

Questions About Exercising Options Amended Under the Offer

Q23: If I elect to amend the Eligible Portion of my Eligible Option Grant, when can I exercise?

Q24: Can I change my Chosen Exercise Year after the Offer is completed?

Q25: If I elect to amend the Eligible Portion of my Eligible Option Grant, when will it expire?

Q26: What happens if my service with Altera terminates prior to my Chosen Exercise Year?

Q27: What happens if my service with Altera terminates during my Chosen Exercise Year?

Questions About Deciding Whether to Participate in the Offer

Q28: Am I required to participate in the Offer?

Q29: If I accept the Offer, am I guaranteed that the Eligible Portion of my Eligible Option Grant will not be subject to the adverse personal tax consequences under Section 409A?

Q30: What happens if I hold an Eligible Option Grant and I do not participate in the Offer?

Q31: Will my decision about participating in the Offer affect my eligibility to receive future stock option or restricted stock unit grants from Altera?

Q32: What does Altera think of the Offer?

Q33: Can anyone at Altera help me decide whether I should participate in the Offer?

Q34: What risks should I consider in deciding whether to participate in the Offer?

Q35: How might stock price fluctuations in the future impact my decision?

Q36: Where can I find out more information about the Offer?

Questions About the Process of Making an Election Under the Offer

Q37: If I am an Eligible Optionee, how do I make an election to participate in the Offer?

Q38: If I am an Eligible Optionee but I do NOT want to amend my Eligible Option Grants, do I need to fill out an election form?

Q39: During what period of time may I make my election?

Q40: How will I know if the period of time during which the Offer will remain open is extended?

Q41: What happens if my service with Altera terminates prior to the Expiration Time?

Q42: Can I change my election after I have submitted my Election Form?

Q43: Can I exercise my Eligible Option Grant prior to the Expiration Time?

Q44: Will Altera tell me if there is a problem with my election form?

Q45: How will I know if I have properly accepted the Offer?

Q46: If I accept the Offer, when will my Eligible Option Grant be amended?

Q47: Is there any reason why my Eligible Option Grant would not be amended if I make an election to accept the Offer?

Q48: Who can I speak to if I have questions about the Offer?

Questions About the Tax Consequences of the Offer

Q49: What are the tax consequences to me under Section 409A if I don’t accept the Offer?

Q50: If I don’t accept Offer, will Altera withhold Section 409A taxes from my future paychecks?

Q51: What are the tax consequences to me if I accept the Offer and amend my Eligible Option Grant?

Q52: What happens if the Code changes again?

Q2: Why is Altera making the Offer?

In May 2006 a special committee of Altera’s Board of Directors began a review of our stock option grant practices and related accounting based on the results of a voluntary internal review. As a result of the special committee’s review, we identified a number of occasions on which the recorded grant dates for certain employee stock option grants differed from the actual grant dates. The price of Altera’s stock on the recorded grant dates was lower than the price on the actual grant date, thus permitting recipients to exercise these options at a lower strike price. As such, these impacted stock options are deemed, for accounting purposes, to have been granted at a discount. Based on the determination made for accounting purposes, a portion of one of the impacted options may now be deemed to have been granted at a discount for tax purposes, which may expose the holders of the impacted stock option grant to adverse tax treatment under Section 409A of the Code.

To address the potentially adverse tax treatment under Section 409A, Altera is commencing a tender offer to allow employees to amend their impacted options in a way that should avoid the adverse tax treatment of Section 409A and state tax laws that have a similar effect. However, you should note that the application of Section 409A to the Eligible Option Grant is not entirely free from doubt and we make no representations as to the effect of this Offer under Section 409A or the effect of the Offer under state tax laws that are similar to Section 409A.

Q3: What is Section 409A?

Effective January 1, 2005, Section 409A of the Code was added by the American Jobs Creation Act of 2004 (the “AJCA”) to address perceived abuses in deferred compensation by restricting election and distribution alternatives. Under the AJCA, deferred compensation includes stock options with an exercise price that is less than the fair market value of the underlying common stock on the grant date, to the extent such options were unvested as of December 31, 2004.

Q4: What happens if options are deemed to be deferred compensation under Section 409A?

In April 2007, the IRS issued final regulations regarding how options that are deemed to be deferred compensation would be treated under Section 409A. Those regulations do not explain how certain taxes that are due under Section 409A should be calculated, or even when (or how often) the taxes come due. However, based on our current understanding and interpretation of the applicable guidance and regulations, as well as verbal statements by the IRS, we believe that unless remedial action is taken to bring a stock option that is subject to Section 409A into compliance before it is exercised, the option will trigger adverse U.S. federal tax consequences on an annual basis until exercised, beginning on January 1, 2008 (provided the option is “in-the-money” on that date). Thus, for example, if you elect not to participate in the Offer (and the IRS concludes that the Eligible Portion of your Eligible Option Grant is subject to Section 409A), and you do not exercise the Eligible Portion of your Eligible Option Grant until October 1, 2010, then you will likely be taxed on January 1 of 2008, 2009 and 2010, as well as October 1, 2010. A discussion of each particular tax and interest payments follows below.

Annual Taxation Beginning on January 1, 2008. If you do not participate in the Offer, and the IRS concludes that the Eligible Portion of your Eligible Option Grant is subject to 409A (i.e., did not finish vesting by December 31, 2004), you will likely recognize taxable income on January 1 of each year before you exercise (beginning with January 1, 2008, if the option is “in-the-money” by then) in an amount equal to the fair market value of the Eligible Portion of your Eligible Option Grant on such date, less the exercise price payable for those shares. You would have to report that income on your tax return each year. You will be subject to tax again on the date that you exercise the Eligible Portion of your Eligible Option Grant.

Additional Taxes under Section 409A. In addition to normal income taxes payable on the option spread (as discussed above), you would also be subject to an additional federal income tax equal to 20% of that spread, plus an “interest-factor tax” based on the IRS’s tax underpayment rate plus one percentage point (currently 9%), which would accrue from the due date for the tax return for 2005 (the vesting year) through the due date for the tax return for the exercise year.

Note: Certain states, including California, have adopted provisions similar to Section 409A under their tax laws, and for optionees subject to income taxation in such states, the total additional Section 409A tax could be up to 40% (a 20% federal add-on tax and up to a 20% state add-on tax). These amounts may be increased by the interest-factor tax imposed at both the federal and state levels.

Interest. You may incur additional interest if you do not pay the taxes attributable to the Section 409A income on a timely basis.

Q5: What is the Offer?

Altera is offering to amend the Eligible Portion of the Eligible Option Grant so that it should no longer be subject to the adverse personal tax treatment of Section 409A. Specifically, Altera is offering to amend the Eligible Portion of the Eligible Option Grant to delay the first date on which the Eligible Portion may be exercised from the vesting date to the earliest of the following Permissible Exercise Events:

(1)	death;

(2)	disability (as defined by Section 409A of the Code);

(3)	a change in control of Altera (as defined by Section 409A of the Code); and

(4)	January 1st of the calendar year specified by you (you may choose 2008, 2009 or 2010, the year the Eligible Option Grant expires).

Please note that the Eligible Portion of your Eligible Option Grant that is amended by this Offer will only be exercisable, if at all, at the earliest to occur of these four events.

Q6: Which Altera stock options are subject to the Offer?

Only a portion of one option grant, which we refer to herein as the “Eligible Option Grant,” may be deemed to be nonqualified deferred compensation that is subject to adverse taxation under Section 409A, and it is a portion of the grant that you received on December 20, 2000 (see Q7). If you are an Eligible Optionee (see Q8), you should have received a personalized Eligible Option Grant Detail Statement, which sets forth the specific number of shares comprising your Eligible Portion.

Q7: What is the Eligible Portion of my Eligible Option Grant?

The portion of your Eligible Option Grant that may be amended under the Offer has each of the following characteristics:

•	the portion of the Eligible Option Grant that may have vested (see Q10) after December 31, 2004;

•	the portion of the Eligible Option Grant that is still outstanding and unexercised as of the Expiration Time; and

•	the portion of the Eligible Option Grant that is beneficially owned by the Eligible Optionee.

Unless you took a leave of absence that stalled the vesting of your Eligible Option Grant, the Eligible Portion is that portion of the Eligible Option Grant that vested over the month of December 2004 (i.e., 1/12th of the grant). Only an Eligible Optionee may participate in the Offer. Therefore, any portion of an Eligible Option Grant that is “beneficially owned” by a person who is not an Eligible Optionee may not be amended in the Offer. For example, if part of an Eligible Option Grant is assigned by a domestic relations order (or comparable legal document) to your former spouse, only the portion that is beneficially owned by you may be eligible for amendment.

Q8: Am I an Eligible Optionee?

You are an Eligible Optionee if you were granted an Eligible Option Grant and you are a current employee as of July 23, 2007. If your employment with us terminates prior to the Expiration Time, you will no longer be an Eligible Optionee.

If you are an Eligible Optionee, you should have received a personalized Eligible Option Grant Detail Statement that describes your Eligible Option Grant. If you believe that you are an Eligible Optionee and you have not yet received your Eligible Option Grant Detail Statement, please contact alteralegal@altera.com immediately.

Q9: Are optionees resident outside the United States eligible to participate in the Offer?

Yes. If you are a current employee of the company or an affiliated entity holding an Eligible Option Grant and are subject to taxation in the United States with respect to that option, then you are eligible to participate in the Offer even if you do not currently reside in the United States.

Q10: Did any portion of my Eligible Option Grant vest after December 31, 2004?

With the exception of people who took a leave of absence that stalled the vesting of their Eligible Option Grant, we believe that the Eligible Option Grant was fully vested as of December 31, 2004 and, therefore, that none of the grant is subject to Section 409A. However, documentation supporting the Eligible Option Grant is somewhat inconsistent as to the date on which the grant was fully vested. Thus, the company is offering to amend the Eligible Portion of the Eligible Option Grant (in most cases, the Eligible Portion is the portion that vested over the month of December 2004) in the event any Eligible Optionees believe the IRS will disagree with the company’s assessment. In particular, the stock option agreement that was provided to Eligible Optionees in connection with the Eligible Option Grant states that the option will vest monthly at a rate of 8.33333% per month beginning on January 1, 2004; however, the agreement then lists the “full vest date” as January 1, 2005. Because an option that vests monthly over the course of one year, beginning on January 1, would have fully vested by December 31, the company believes that the Eligible Option Grant is not subject to Section 409A. However, you must make your own assessment of the situation with the knowledge that the IRS may have a different opinion.

Q11: Why is Altera making this Offer if it believes that the Eligible Portion of my Eligible Option Grant is not subject to Section 409A?

We are making this Offer in case you disagree with our assessment that the Eligible Portion of your Eligible Option Grant is not subject to Section 409A or do not want to risk the IRS disagreeing. The IRS has sought information from Altera on Section 409A issues, and it is possible that the IRS will audit our employees regarding such matters.

Q12: If I choose not to participate in the Offer and the IRS later audits me and takes the position that the Eligible Portion of the Eligible Option Grant is subject to Section 409A, will Altera pay for any expenses or penalties I incur as a result of the audit?

No, if you decide not to participate in the Offer, you will be personally responsible for any costs and/or penalties that you incur as a result.

Q13: Does the Offer apply to shares of Altera common stock that I currently own?

No. The Offer relates only to the Eligible Portion of your Eligible Option Grant.

Q14: What happens to the portion of my Eligible Option Grant that was vested as of December 31, 2004?

Under Section 409A, any portion of a stock option that had vested as of December 31, 2004 are exempted from the adverse personal tax treatment under Section 409A. We refer to those options herein as the Ineligible Portion.

Q15: Will the exercise price of my Eligible Option Grant change if I participate in the Offer?

No. Your Eligible Option Grant, as amended by the Offer, will continue to be subject to the same exercise price as in effect prior to the amendment of the Eligible Portion of your Eligible Option Grant.

Q16: Will the number of shares subject to my Eligible Option Grant change if I participate in the Offer?

No. The number of shares of our common stock subject to the Eligible Option Grant will not change.

Q17: Why am I receiving this Offering Memorandum? Why does this Offering Memorandum refer to the “tendering” of my Eligible Option Grant? What does “tender” mean?

We are offering to amend the Eligible Portion of your Eligible Option Grant in a way that requires the consent of the Eligible Optionee. The SEC may take the position that we are offering new options to you in exchange for surrendering, or “tendering,” your existing options. In other words, if you “tender” the Eligible Portion of your Eligible Option Grant to us, we will give you Amended Options in exchange. The SEC requires that if we are asking you to “tender” the Eligible Portion of your Eligible Option Grant, then we must make certain filings with the SEC and provide you with disclosures such as those contained in the Offering Memorandum. The Offering Memorandum contains the official terms and conditions of our Offer.

Q18: Can I elect to increase the exercise price of my Eligible Option Grant instead of selecting an Amended Exercise Schedule?

No. You may not elect to increase the exercise price of the Eligible Portion of your Eligible Option Grant in lieu of selecting an Amended Exercise Schedule.

Questions About Selecting a Chosen Exercise Year

Q19: Who selects the “Chosen Exercise Year”?

You will select a Chosen Exercise Year for the Eligible Portion of your Eligible Option Grant. The Chosen Exercise Year may be any calendar year between 2008 and 2010 (the year in which your Eligible Option Grant expires).

Q20: Can I pick more than one Chosen Exercise Year?

No.

Q21: Can I pick 2007 as my Chosen Exercise Year?

No, under the regulations applicable to Section 409A, you cannot pick the year in which you make your election to amend the Eligible Portion of your Eligible Option Grant.

Q22: What happens if I pick the year in which my Eligible Option Grant will expire as my Chosen Exercise Year?

Your participation in this Offer will not extend the term of your Eligible Option Grant beyond the existing expiration date. Therefore, if you select 2010 as the Chosen Exercise Year, you will not have the full calendar year to exercise your Amended Option. In that case, your last day to exercise the Amended Option will be December 20, 2010 because that is the expiration date of the Eligible Option Grant.

Questions About Exercising Options Amended Under the Offer

Q23: If I elect to amend the Eligible Portion of my Eligible Option Grant, when can I exercise?

The Eligible Portion of your Eligible Option Grant, as amended by this Offer, will only be exercisable on the first to occur of four Permissible Exercise Events: your Chosen Exercise Year, your death, your disability (as defined by Section 409A), or a change in control of Altera (as defined by Section 409A). The Ineligible Portion of your Eligible Option Grant (that is, the portion which may not be amended pursuant to this Offer) will continue to be exercisable until the earlier of 30 days after your termination or December 20, 2010 (the expiration date of the Eligible Option Grant).

Whether or not you accept the Offer, any exercise of your Eligible Option Grant must comply with Altera’s Insider Trading Policy and any Blackout Periods.

Q24: Can I change my Chosen Exercise Year after the Offer is completed?

No. Once the Offer expires, your election decision is final and may not be changed. Following the amendment of the Eligible Portion of your Eligible Option Grant, you may exercise your Amended Option prior to the Chosen Exercise Year only if you suffer a disability, if you die, or if Altera undergoes a change in control.

Q25: If I elect to amend my Eligible Option Grant, when will it expire?

In general, if your Amended Option becomes exercisable as a result of your death, disability or change in control of Altera, the Amended Option will expire on the later of (1) December 31 of the year in which such Permissible Exercise Event occurs, or (2) the 15th day of the third calendar month following the actual date of such Permissible Exercise Event.

For example, if your Chosen Exercise Year is 2009 and you die or become disabled on July 31, 2008, then your Amended Option will generally become exercisable on July 31, 2008, and your beneficiary will generally have until December 31, 2008 in which to exercise your Amended Option even though you chose calendar year 2009 as the Chosen Exercise Year.

Similarly, if your Chosen Exercise Year is 2009 and you die or become disabled on November 30, 2008, then your Amended Option will generally become exercisable on

November 30, 2008, and your beneficiary will have until February 15, 2009 in which to exercise your Amended Options even though you chose calendar year 2009 as the Chosen Exercise Year.

If a change in control of Altera is the first Permissible Exercise Event with regard to an Amended Option, your Amended Option may expire prior to the time described above if the terms of the transaction agreement between Altera and the acquiring entity provide for the termination of your Amended Option.

If none of these events occurs prior to January 1 of your Chosen Exercise Year, then your Amended Option will generally terminate and cease to be exercisable as of December 31 of the Chosen Exercise Year.

If you choose 2010 (the year in which your Eligible Option Grant will expire) as your Chosen Exercise Year, then your Amended Option will expire on December 20, 2010 (the original expiration date).

In no event will the Amended Option be exercisable following the original expiration date of the Eligible Option Grant.

We call the date on which your Amended Option expires, as described above, the New Termination Date.

Q26: What happens if my service with Altera terminates prior to my Chosen Exercise Year?

If your employment with Altera terminates, voluntarily or involuntarily (other than due to death, disability or a change in control of Altera), before your Chosen Exercise Year, you will forfeit the Eligible Portion of your Eligible Option Grant.

Q27: What happens if my service with Altera terminates during my Chosen Exercise Year?

If your employment with Altera terminates, voluntarily or involuntarily, during your Chosen Exercise Year, then you will have thirty (30) days from the date of your termination to exercise the Amended Option. Thirty days is the normal post-termination exercise period under the 1996 Plan.

Questions About Deciding Whether to Participate in the Offer

Q28: Am I required to participate in the Offer?

No. Participation in the Offer is voluntary and you are not required to amend the Eligible Portion of your Eligible Option Grant. However, Altera considers this Offer a one-time-only opportunity, and is not considering making any additional tender offers or providing Eligible Optionees with additional opportunities to amend the Eligible Portion of their Eligible Option Grant to comply with Section 409A.

Q29: If I accept the Offer, am I guaranteed that the Eligible Portion of my Eligible Option Grant will not be subject to the adverse personal tax consequences under Section 409A?

No. While we believe that this Offer complies in good faith with applicable regulations to avoid the potentially adverse personal tax consequences of Section 409A, we cannot guarantee that the IRS won’t issue additional guidance or regulations that will negatively impact you.

Please see Section 12 of the Offering Memorandum, Material U.S. Federal Income Tax Consequences, beginning on page 35 for more detailed information regarding the tax consequences of this Offer.

We strongly recommend that you consult with your personal financial, tax and legal advisors to determine the tax consequences of electing or declining to participate in the Offer.

Q30: If I choose to participate in the Offer, am I required to amend the entire Eligible Portion of my Eligible Option Grant?

Yes, if you tender the Eligible Portion of your Eligible Option Grant for amendment, you must tender the entire Eligible Portion of that grant.

Q31: What happens if I hold an Eligible Option Grant and I do not participate in the Offer?

If you do not elect to participate in the Offer, then your Eligible Option Grant will continue to be exercisable in accordance with its current terms. However, you should be aware that adverse personal tax consequences under Section 409A (and state tax laws) may apply to your Eligible Option Grant, and you will be solely responsible for any taxes, penalties, or interest payable under Section 409A (and state tax laws).

Q32: Will my decision about participating in the Offer affect my eligibility to receive future stock option or restricted stock unit grants from Altera?

No. Your decision to accept or reject the Offer will have no effect on your eligibility to receive other equity awards in the future from Altera. Any additional equity awards granted to Eligible Optionees in the future will be made in the sole discretion of the Board (or a duly appointed committee thereof) without regard to a decision to accept or reject the Offer.

Q33: What does Altera think of the Offer?

Although the Board has approved the Offer, neither Altera nor our Board makes any recommendation as to whether you should participate in the Offer. You must make your own decision as to whether to accept the Offer and amend the Eligible Portion of your Eligible Option Grant. You should carefully review this Offering Memorandum in its entirety before deciding whether to elect to participate in the Offer. We strongly recommend that you consult with your personal financial, tax, and legal advisors in order to determine whether to accept or decline this Offer.

Q34: Can anyone at Altera help me decide whether I should participate in the Offer?

Unfortunately, no. We have not authorized any person to make any recommendation on our behalf as to whether you should amend the Eligible Portion of your Eligible Option Grant pursuant to the Offer. We have not authorized anyone to give you any information or to make any representation in connection with the Offer other than the information and representations contained in the Offering Memorandum. If anyone (including anyone at Altera) makes any such recommendation or representation to you or gives you any such information, you must not rely upon that recommendation, representation or information as having been authorized by Altera. We strongly recommend that you consult with your personal financial, tax and legal advisors to determine the tax consequences of electing or declining to participate in the Offer.

Q35: What risks should I consider in deciding whether to participate in the Offer?

Amending the Eligible Portion of your Eligible Option Grant pursuant to the Offer does involve some risks. In particular, if you amend the Eligible Portion of your Eligible Option Grant, you will change the exercise schedule and possibly the expiration date for those options (however, in no case will the expiration date be extended beyond your option’s current expiration date). In effect, you would be replacing currently exercisable options for options that are not exercisable and that may not ever become exercisable. In amending the Eligible Portion of your Eligible Option Grant, you should carefully consider this risk, the risks that are part of our business and financial condition, as well as certain tax risks, which are described on pages ii to iii of the Offering Memorandum.

Q36: How might stock price fluctuations in the future impact my decision?

While we believe that this Offer will give Eligible Optionees the opportunity to avoid the adverse personal tax consequences of Section 409A, we cannot guarantee that Eligible Optionees will ultimately be better off by holding options with the Amended Exercise Schedule than they would by not participating in the Offer, and paying the resulting taxes and any associated penalties and interest charges. We strongly recommend that you consult with your personal financial, tax and legal advisors to determine the consequences of accepting or rejecting the Offer.

Q37: Where can I find out more information about the Offer?

The complete terms and conditions of the Offer are set forth in the Offering Memorandum, including the Attachments hereto. You should carefully read the Offering Memorandum in its entirety to learn about the Offer.

In addition, Altera will be holding informational meetings that will review the terms and conditions set forth in the Offering Memorandum. These meetings will be held in San Jose, California at the following times:

Wednesday, July 25, 2007	10:00-11:00 AM (PDT)	CR 2101
Thursday, July 26, 2007	1:30-2:30 PM (PDT)	CR 3171
Wednesday, August 1, 2007	2:00-3:00 PM (PDT)	CR 2101

There will be no material difference in the information provided at each of these meetings. If you cannot attend one of these meetings, you may obtain a copy of the slides that will be shown at the informational meetings and have been filed with the SEC as an Exhibit to the Schedule TO by contacting Altera’s legal department at alteralegal@altera.com.

Questions About the Process of Making an Election Under the Offer

Q38: If I am an Eligible Optionee, how do I make an election to participate in the Offer?

Whether you accept the Offer or not, you must complete and submit an election form that sets forth your decision. If you elect to participate in the Offer, you must indicate on the form which Chosen Exercise Year you are selecting. The form is filed with the Schedule TO as Exhibit 99.(a)(1)(F) and was attached to the email announcement of the tender offer that you received from Katherine Schuelke on July 24. The form is also available by email request to stockadm@altera.com or alteralegal@altera.com. You may submit your form by fax at (408) 544-8000 or via email to alteralegal@altera.com. Your election form must be received before 5:00 p.m., Pacific Time, on Tuesday, August 31, 2007 (or a later termination date if we extend the Offer). Any election form not received by the Expiration Time (or a later termination date if we extend the Offer) will be disregarded.

Q39: If I am an Eligible Optionee but I do NOT want to amend my Eligible Option Grant, do I need to fill out an election form?

Yes. If you are an Eligible Optionee, you will need to fill out an election form even if you do not wish to amend the Eligible Portion of your Eligible Option Grant in order to formally notify Altera that you are rejecting the Offer as to the Eligible Portion of your Eligible Option Grant. Your failure to submit an election form will be regarded as an election not to participate in the Offer.

Please note that if you do not elect to amend the Eligible Portion of your Eligible Option Grant, adverse personal tax consequences under Section 409A (and similar state tax laws) may apply to the Eligible Portion of your Eligible Option Grant, and you will be solely responsible for any taxes, penalties, or interest payable under Section 409A (and similar state tax laws).

Q40: During what period of time may I make my election?

The Offer, and your right to tender or not to tender the Eligible Portion of your Eligible Option Grant for amendment, and your right to withdraw or change any previous election to tender or not to tender the Eligible Portion of your Eligible Option Grant for amendment, expires at 5:00 p.m., Pacific Time, on August 31, 2007 (the “Expiration Time”), unless and until we, in our discretion or as required, extend the period of time during which the Offer will remain open.

If we extend the period of time during which the Offer will remain open, the term “Expiration Time” will refer to the latest time and date at which the Offer expires. You must submit your election form before the extended Expiration Time. We do not currently expect to extend the Offer.

If we do not receive your complete and correct election form and any other required documentation before the Expiration Time, you will not be able to amend the Eligible Portion of your Eligible Option Grant.

Q41: How will I know if the period of time during which the Offer will remain open is extended?

If we extend the length of time during which the Offer is open, we will issue an announcement no later than 4:59 p.m., Pacific Time, on August 31, 2007. Any announcement relating to the Offer will be sent promptly to all Eligible Optionees in a manner reasonably designed to inform Eligible Optionees of the change, which may include an email communication from alteralegal@altera.com.

Q42: What happens if my service with Altera terminates prior to the Expiration Time?

You must be an employee of Altera at the Expiration Time in order to participate in the Offer. If your service terminates prior to the Expiration Time, you will cease to be an Eligible Optionee and any election that you made prior to the termination of your employment will be ineffective and the Eligible Portion of your Eligible Option Grant will not be amended under the Offer.

Q43: Can I change my election after I submit my election form?

You may change your previously submitted election at any time prior to the Expiration Time. You may change your previously submitted elections more than once prior to the Expiration Time but you will be bound by the last properly submitted election we receive from you before the Expiration Time. If you submit a change to your election during the Offer, you should print a copy of your revised election form and your updated Election Confirmation Statement, and keep these documents with your other records for this Offer.

Q44: Can I exercise my Eligible Option Grant prior to the Expiration Time?

You may exercise your Eligible Option Grant during the term of the Offer, provided that such exercise complies with the existing terms of your Eligible Option Grant, Altera’s Insider Trading Policy, and any interim blackout periods during which cashless exercises and sales to cover are not permitted. However, any election you have made to accept the Offer as to the exercised shares will be null and void. Potential adverse personal tax consequences under Section 409A (and similar state tax laws) may apply to your exercise, for which you will be solely responsible.

Q45: Will Altera tell me if there is a problem with my election form?

If you have properly submitted an election form, we will send you an Election Confirmation Statement within three business days after we have received your election. If you do not receive such an Election Confirmation Statement, please contact alteralegal@altera.com. Please note that Altera is not obligated to give you notice of any defects or irregularities in any election form, or other related documentation, and no one will be liable for failing to give notice of any defects or irregularities. The delivery of all documents, including election forms, is at your risk

Q46: How will I know if I have properly accepted the Offer?

You will receive an Election Confirmation Statement confirming your election within three business days after we receive your election (or a change to your election) and then again within three business days after the Expiration Time. If you have a question prior to the Expiration Time regarding the validity of your election, please send your question to alteralegal@altera.com.

Altera will determine, in our discretion, all questions as to the form and validity, including time of receipt, of documentation related to this Offer. Our determinations regarding these matters will be final and binding.

Q47: If I accept the Offer, when will the Eligible Portion of my Eligible Option Grant be amended?

Unless we amend or terminate the Offer in accordance with its terms, Altera will amend the Eligible Portion of the Eligible Option Grant as to which you made a valid election (and did not validly revoke that election) effective as of the Expiration Time (such date, the “Amendment Date,” which is currently expected to be Tuesday, August 31, 2007) to reflect the Amended Exercise Schedule (and associated New Termination Date).

Q48: Is there any reason why the Eligible Portion of my Eligible Option Grant would not be amended if I make an election to accept the Offer?

This Offer is subject to the terms and conditions described in the Offering Memorandum. We will only accept elections as to the Eligible Portion of the Eligible Option Grant that are properly submitted for amendment and not validly withdrawn in accordance with Sections 4 and 5 of the Offering Memorandum before the Expiration Time. We may, however, reject any or all election forms to the extent that (1) we determine they were not properly submitted, (2) we determine it is unlawful to accept the Eligible Option Grant tendered for amendment, or (3) certain conditions described in the Offering Memorandum exist which in our reasonable judgment makes it inadvisable to proceed with the Offer. See Sections 6 and 7 of the Offering Memorandum.

Questions About the Tax Consequences of the Offer

Q49: What are the tax consequences to me under Section 409A if I don’t accept the Offer?

If you do not accept the Offer as to the Eligible Portion of your Eligible Option Grant, you may be subject to taxation as described in Q4 above. You will be solely responsible for any taxes, penalties, or interest payable under Section 409A (and state tax laws).

Q50: If I don’t accept the Offer, will Altera withhold Section 409A taxes from future paychecks?

No, if you choose not to participate in the Offer, Altera will not withhold Section 409A taxes from your future paychecks because Altera believes that the Eligible Option Grant was fully vested on December 31, 2004 and is therefore not subject to Section 409A. Altera is making this Offer only in the event that Eligible Optionees believe the IRS might disagree with our analysis.

Q51: What are the tax consequences to me if I accept the Offer and amend the Eligible Portion of my Eligible Option Grant?

If you accept the Offer to amend the Eligible Portion of your Eligible Option Grant, the amendment should not be a taxable event for U.S. federal income tax purposes. We believe that we have complied in good faith with the regulations applicable to Section 409A and that you will be able to avoid the potentially adverse personal tax consequences thereof by participating in the Offer.

Accordingly, upon each exercise of your Amended Option, you will recognize ordinary income taxable at regular rates equal to the excess of (i) the fair market value of the purchased shares at the time of exercise over (ii) the exercise price paid for those shares, and Altera must collect the applicable withholding taxes with respect to such income. The subsequent sale of the shares acquired upon the exercise of your Amended Option will give rise to a capital gain to the extent the amount realized upon that sale exceeds the sum of the (i) exercise price paid for the shares plus (ii) the taxable income recognized in connection with the exercise of your Amended Option for those shares. A capital loss will result to the extent the amount realized upon such sale is less than such sum. The gain or loss will be long-term if the shares are not sold until more than one (1) year after the date the Amended Option is exercised for those shares.

Q52: What happens if the Code changes again?

We consider the Offer to be a one-time-only offer. Although we believe that the Offer gives our Eligible Optionees an opportunity to avoid certain penalties and other adverse personal tax consequences under Section 409A, we cannot guarantee that future changes to Section 409A will not affect the tax treatment of your Eligible Option Grant. We do not expect to offer another option amendment program in the foreseeable future.

We strongly recommend that you consult with your personal financial, tax and legal advisors to determine the tax consequences of electing or declining to participate in the Offer.